Exhibit 3.2

Form of Certificate of Amendment to the Restated Certificate of Incorporation of Valley National Bancorp

Pursuant to the provisions of Section 14A:9-2(4) and Section 12A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

1. The name of the corporation is Valley National Bancorp (the “Corporation”).

2. The following amendment to the Restated Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the Corporation on the     day of             , 2014.

Resolved, that Article V(A) of the Restated Certificate of Incorporation be amended in its entirety to read as follows:

“The total authorized capital stock of the Corporation shall be 362,023,233 shares, consisting of 332,023,233 shares of Common Stock and 30,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall be without nominal or par value. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.”

3. The number of shares of Common Stock outstanding at the time of the adoption of the amendment was                     . The total number of shares of Common Stock entitled to vote thereon was                     . There were no other classes of shares of capital stock authorized to vote.

4. The number of shares of Common Stock voting for and against such amendment is as follows:

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment

5. This Certificate of Amendment shall become effective upon filing.

IN WITNESS WHEREOF, Gerald H. Lipkin, Chairman of the Board of Directors, President and Chief Executive Officer of Valley National Bancorp, has executed this Certificate on behalf of Valley National Bancorp on this     day of             , 2014.

VALLEY NATIONAL BANCORP

By:
Gerald H. Lipkin, Chairman,
President and Chief Executive Officer